Castle Brands Announces Fourth Quarter and Fiscal 2013 Results
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Net Sales Increase 16.8% Driven by Strong Growth of Whiskeys and Rums

NEW YORK— July 1, 2013 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the quarter and year ended March 31, 2013.

Operating highlights for the fiscal year ended March 31, 2013:

•	Net sales increased 16.8% to $41.4 million for fiscal 2013, as compared to $35.5 million for the comparable prior-year period.

•	EBITDA, as adjusted, improved by 69.5% to a loss of ($0.7) million, compared to a loss of ($2.4) million for fiscal 2012.

•	Total case sales of beverage alcohol products increased 11.6% to 372,059 cases compared to 333,529 cases in the prior-year period.

•	Strong growth of the Jefferson’s bourbons and rye lead to a 44.7% increase in whiskey revenues from the prior-year period.

•	We purchased $2.5 million of aged bourbon in March 2013 to support the growth of the Jefferson’s brand.

•	Gosling’s Black Seal Rum exceeded 100,000 cases sold in the U.S.

•	General and Administrative decreased in fiscal 2013 and represented 11.7% of Sales, down from 14.0% in fiscal 2012.

“We are proud of the strong growth of our core brands, driven by our experienced sales force and effective marketing programs. These sales increases were achieved without corresponding increases to general and administrative expenses. This ability to scale our business led to stronger bottom line performance, with a 69.5% improvement in our EBITDA, as adjusted. We expect this trend to continue in the current fiscal year.” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“Gosling’s volume exceeded 100,000 cases in the US, an important milestone that reflects the strength of the brand and the growing popularity of the trademarked Dark ‘n Stormy cocktail. Sales of our Stormy Ginger Beer in the US increased 59% to 248,309 cases. Jefferson’s bourbons and rye whiskies also delivered very strong growth performance. We are particularly pleased to have secured $2.5 million of aged bourbon to support continued growth of the Jefferson’s brand,” stated John Glover, Chief Operating Officer of Castle Brands.

In the fourth quarter of fiscal 2013, the Company had net sales of $10.8 million, an 8.1% increase from net sales of $10.0 million in the comparable prior-year period. Loss from operations was $2.7 million in the fourth quarter of fiscal 2013 as compared to $1.0 million for the prior-year period. This loss included a $2.0 million non-cash loss in connection with the Company’s determination to reduce its sales and marketing efforts on its wine brands. Including the $0.2 million non-cash dividend accrued under the terms of the Company’s Series A Preferred Stock, the Company had a net loss attributable to common shareholders of $3.3 million, or $(0.03) per basic and diluted share, in the fourth quarter of fiscal 2013, as compared to $1.5 million, or $(0.01) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the fourth quarter of fiscal 2013 improved 83.3% to a loss of $0.06 million, compared to a loss of $0.3 million for the prior-year period.

The Company had net sales of $41.4 million for fiscal 2013, an increase of 16.8% from $35.5 million in the comparable prior-year period. This sales growth was driven by increased rum and whiskey sales in the U.S. and international markets. Loss from operations was ($4.4) million for fiscal 2013, as compared to a loss from operations of ($3.9) million for the fiscal 2012. Including the ($0.7) million dividend accrued under the terms of the Series A Preferred Stock, the Company had a net loss attributable to common shareholders of ($6.2) million, or $(0.06) per basic and diluted share, in fiscal 2013, compared to a net loss attributable to common shareholders of ($5.9) million or $(0.06) per basic and diluted share, in fiscal 2012. 2013 results include a $2.0 million non-cash loss in connection with the Company’s determination to reduce its sales and marketing efforts on its wine brands.

EBITDA, as adjusted, for fiscal 2013 improved to a loss of ($0.7) million, compared to a loss of ($2.4) million for the prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowance for doubtful accounts and obsolete inventory, loss on wine assets, non-cash compensation expense, loss from equity investment in non-consolidated affiliate, foreign exchange, net change in fair value of warrant liability, net income attributable to noncontrolling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowances for doubtful accounts and obsolete inventory, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Jefferson’s® Rye Whiskey, Boru® Vodka, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Celtic Honey® Liqueur, Brady’s® Irish Cream, Castello MioTM Sambuca, Travis Hasse’s Original® Pie Liqueurs, TierrasTM Tequila and Gozio® Amaretto. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2013 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	(unaudited)		Twelve Months Ended March 31,
	2013	2012	2013	2012
Sales, net*	$10,799,161	$9,993,073	$41,442,994	$35,494,615
Cost of sales*	6,808,525	6,441,974	26,438,238	22,694,297
Provision for obsolete inventory	564,005	275,000	684,830	275,000

Gross profit	3,426,631	3,276,099	14,319,926	12,525,318

Selling expense	2,984,994	2,744,126	11,265,108	10,502,478
General and administrative expense	1,199,899	1,252,066	4,850,648	4,985,566
Depreciation and amortization	228,787	231,641	920,305	914,361
Loss on wine assets	1,715,728	—	1,715,728	—

Loss from operations	(2,702,777)	(951,734)	(4,431,863)	(3,877,087)

Other expense	15	—	—	—
Loss from equity investment in non-consolidated affiliate	(3,841)	(12,361)	(22,549)	(28,923)
Foreign exchange loss	(156,609)	(208,762)	(247,431)	(722,253)
Interest expense, net	(181,962)	(103,801)	(587,308)	(589,781)
Net change in fair value of warrant liability	69,770	16,154	302,734	109,767
Income tax benefit	37,038	37,038	148,152	148,152

Net loss	(2,938,366)	(1,223,466)	(4,838,265)	(4,960,125)
Net income attributable to noncontrolling interests	(177,372)	(86,915)	(610,492)	(272,200)

Net loss attributable to controlling interests	(3,115,738)	(1,310,381)	(5,448,757)	(5,232,325)

Dividend to preferred shareholders	(191,889)	(186,595)	(744,468)	(714,830)

Net loss attributable to common shareholders	$(3,307,627)	$(1,496,976)	$(6,193,225)	$(5,947,155)

Net loss attributable to common stockholders per common share, basic and diluted	(0.03)	(0.01)	(0.06)	(0.06)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	108,611,377	108,508,652	108,508,652	107,635,565

• Sales, net and Cost of sales include excise taxes of $1,520,204 and $1,520,204 for the three months ended March 31, 2013 and 2012, respectively, and $5,964,374 and $5,460,754 for the years ended March 31, 2013 and 2012, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted
(Unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2013	2012	2013	2012
Net loss attributable to common shareholders	$(3,307,627)	$(1,496,976)	$(6,193,225)	$(5,947,155)

Adjustments:
Interest expense, net	181,962	103,801	587,308	589,781
Income tax benefit	(37,038)	(37,038)	(148,152)	(148,152)
Depreciation and amortization	228,787	231,641	920,305	914,361

EBITDA (loss)	(2,933,916)	(1,198,572)	(4,833,764)	(4,591,165)

Allowance for doubtful accounts	70,000	42,541	86,869	68,599
Allowance for obsolete inventory	564,005	275,000	684,830	275,000
Stock-based compensation expense	66,052	53,212	282,314	190,462
Loss on wine asset	1,715,728	—	1,715,728	—
Other expense	(15)	—
Net income from non-consolidated equity investment	3,841	12,361	22,549	28,923
Foreign exchange loss	156,609	208,762	247,431	722,253
Net change in fair value of warrant liability	(69,770)	(16,154)	(302,734)	(109,767)
Net income attributable to noncontrolling interests	177,372	86,915	610,492	272,200
Dividend to preferred shareholders	191,889	186,595	744,468	714,830

EBITDA (loss), as adjusted	$(58,205)	$(349,340)	$(741,817)	$(2,428,665)

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com